WOLF
& COMPANY, P.C.

Certified Public Accountants
and Business Consultants

February 15, 2006

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Mail Stop 6561
Washington, D.C. 20549

Re: Titan Global Holdings, Inc.
Commission File No. 000-32847

We have read the statements (copy attached) that we understand Titan Global Holdings, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change in independent accountants. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Wolf & Company, P.C.

Boston, Massachusetts
February 15, 2006

99 High Street • Boston, Massachusetts • 02110-2320 • Phone 617-439-9700 • Fax 617-542-0400
1500 Main Street • Suite 1500 • Springfield, Massachusetts • 01115 • Phone 413-747-9042 • Fax 413-739-5149
www.wolfandco.com